Exhibit 28 (h) (2) (b) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

SUPPLEMENT TO
TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated and effective as of October 15, 2021 (the “Agreement”), by and between State Street Bank and Trust Company (the “Bank”), a Massachusetts trust company, and Federated Hermes ETF Trust on behalf of each series listed on Schedule A thereto (each, a “Fund” and collectively, the “Funds”), which as of the date hereof includes each Fund listed on Schedule A hereto and which may be amended from time to time, is hereby supplemented as of October 15, 2021 (the “Effective Date”) in the manner set forth below (the “Supplement”). References herein to a Fund shall be construed to mean the Trust on behalf of such Fund.

WHEREAS, the USA PATRIOT Act of 2001, and the rules and regulations promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, the Fund has developed and implemented written anti-money laundering and sanctions policies (the “Fund's AML and Sanctions Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations implemented or enforced by the Financial Crimes Enforcement Network (“FinCEN”) and the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

WHEREAS, the Fund’s AML and Sanctions Program incorporates customer identification and other procedures reasonably designed to satisfy the relevant requirements of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, as well as the relevant rules and regulations implemented and enforced by FinCEN and OFAC;

WHEREAS, the Fund is permitted under applicable law and regulation to engage a third- party service provider to assist the Fund with certain aspects of the Fund’s AML and Sanctions Program;

WHEREAS, the Fund desires to engage the Bank to assist the Fund with certain aspects of the Fund’s AML and Sanctions Program, and the Bank desires to assist the Fund with respect to certain aspects of the Fund’s AML and Sanctions Program, as more particularly described in Section 1.2 herein (the “AML/Sanctions Assistance Functions”);

WHEREAS, certain aspects of the AML/Sanctions Assistance Functions shall be performed by the Bank’s Transfer Agency department (hereinafter, the “Transfer Agent”); and

WHEREAS, in performing the AML/Sanctions Assistance Functions, the Transfer Agent will follow its own anti-money laundering and sanctions procedures (hereinafter “Transfer Agent’s AML and Sanctions Procedures”), as permitted under the Bank’s anti-money laundering and sanctions program (hereinafter “Bank’s AML and Sanctions Program”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.                  Duties:

1.1              Duties of the Fund. The Fund shall perform the following functions:

(a)                Notice. The Fund or its agent shall provide notice to the Fund’s Authorized Participants (as defined in the Agreement) that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

(b)               Information Collection – Authorized Participants. Prior to the acceptance by the Fund of any orders for Creation Units (as defined in the Agreement), and from time to time thereafter promptly upon the request of the Transfer Agent, the Fund or its agent shall obtain identifying information from such Authorized Participant, which identifying information, shall be determined by the identification requirements outlined in the Transfer Agent’s AML and Sanctions Procedures, as may be updated, revised or amended from time to time solely at the discretion of the Transfer Agent and the Bank, and which at a minimum currently includes: (i) full legal name, (ii) date of birth (if applicable), (iii) physical address and (iv) a taxpayer identification number, an Individual/International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities. The Fund or its agent shall also identify for the Transfer Agent the nature and purpose of each Authorized Participant’s account.

(c)                Information Collection – UBOs and Controlling Parties. Prior to the acceptance by the Fund of any orders for Creation Units (as defined in the Agreement) from any potential Authorized Participant, the Fund or its agent shall obtain, unless an exclusion applies, identifying information with respect to each ultimate beneficial owner and a controlling party of such Authorized Participant, if any, and complete and sign a certification as to such Authorized Participant’s ultimate beneficial owners and a controlling party. The requisite identifying information, criteria for determining what constitutes an ultimate beneficial owner and controlling party, whether any exclusions apply to an Authorized Participant, and the form of such ultimate beneficial owner and controlling party certification, in each case, shall be determined by the Transfer Agent’s AML and Sanctions Procedures, as may be updated, revised or amended from time to time solely at the discretion of the Transfer Agent and the Bank. Each such ultimate beneficial owner and controlling party identified in the certification shall hereinafter be referred to as a “UBO” and “Controlling Party,” respectively.

(d)               Notification Regarding Changes to Authorized Participant, UBO or Controlling Party Information. The Fund or its agent shall promptly notify the Transfer Agent of any changes to any relevant Authorized Participant, UBO or Controlling Party information, including, but not limited to, changes of name, corporate structure, bank details, tax status, address or beneficial ownership.

(e)                Designated Contact. The Fund shall designate an officer or agent of the Fund to be the Fund’s authorized contact with respect to the AML/Sanctions Assistance Functions performed hereunder (the “Designated Contact”).

1.2              AML/Sanctions Assistance Functions. The Bank shall perform the following functions:

a)                  Identity Verification for Authorized Participants, UBOs and Controlling Parties. The Transfer Agent shall, within thirty (30) calendar days of the Transfer Agent’s execution of the Authorized Participant Agreement (as defined in the Agreement) for any new Authorized Participant or within thirty (30) calendar days of the Transfer Agent being notified of or detecting a change to any relevant Authorized Participant, UBO or Controlling Party information, verify the identifying information of such Authorized Participant as recorded on the Transfer Agent’s record keeping systems. To the extent the Transfer Agent’s AML and Sanctions Procedures require documentation to support the identity verification for an Authorized Participant, UBO and/or Controlling Party, which documentation shall be determined by the Transfer Agent’s AML and Sanctions Procedures, as may be updated, revised or amended from time to time solely at the discretion of the Transfer Agent and the Bank, such as government-issued identification cards, passports, utility bills or organizational documents, where necessary, the Fund shall timely collect such information or documentation, with the assistance from the Transfer Agent, as necessary. The Fund and the Transfer Agent hereby agree to follow the procedures relating to Authorized Participant, UBO and Controlling Party identity verification as set forth in Appendix A hereto.

b)                  Sanctions Screening. The Bank, on behalf of the Transfer Agent, shall screen new and existing Authorized Participants, UBOs and Controlling Parties against sanction-related lists promulgated by the United States, the European Union, and the United Nations. The Bank reserves the right to screen new and existing Authorized Participants, UBOs and Controlling Parties against such other sanction-related lists as may be required by the Bank’s AML and Sanctions Program from time to time. The Fund acknowledges that the Bank and the Transfer Agent shall have no obligation to accept any Authorized Participant’s order for Creation Units, and shall have the right to block, freeze or reject any Authorized Participant’s order or account, as applicable, in order for the Bank and/or the Transfer Agent to meet its legal and/or internal compliance requirements. In the event that an Authorized Participant’s order or account is blocked, frozen or rejected, the Transfer Agent shall promptly inform the Designated Contact of the circumstances that lead to the block, freeze or rejection.

c)                  Transaction Monitoring and Suspicious Activity Reporting. The Bank shall maintain internal controls and procedures reasonably designed to monitor transactions in Authorized Participant accounts using a risk- based approach. The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act and/or the Bank’s AML and Sanctions Program to determine what activity may be suspicious. Any suspicious activity identified shall be reported, in accordance with the Bank’s AML and Sanctions Program, to the Bank’s Global Chief AML Officer who shall take any required action under applicable law and/or the Bank’s AML and Sanctions Program. The Bank’s AML Compliance Officer supporting the Transfer Agent will determine whether information related to the activity in question may be shared with the Fund’s Designated Contact. Notwithstanding the foregoing and for the avoidance of doubt, the Bank will not disclose any information that would reveal the existence of a SAR.

d)                  Ongoing Customer Due Diligence. The Transfer Agent shall maintain risk-based internal controls and procedures reasonably designed for conducting ongoing due diligence of Authorized Participants, including, but not limited to, understanding the nature and purpose of Authorized Participant relationships to develop Authorized Participant risk profiles and conducting risk-based monitoring to maintain and update Authorized Participant information.

e)                  Recordkeeping. The Bank will retain records as required by applicable U.S. law or regulation.

1.3              [Reserved].

2.                  Representations, Warranties, Covenants and Certifications.

2.1              The Transfer Agent shall certify to the Fund, on an annual basis and in such form as the Transfer Agent and such Fund may mutually agree upon, that the:

(a)                Transfer Agent’s AML and Sanctions Procedures are reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations;

(b)               Transfer Agent has designated an individual or individuals responsible for implementing and monitoring the Transfer Agent’s AML and Sanctions Procedures;

(c)                Transfer Agent has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to the Transfer Agent’s AML and Sanctions Procedures;

(d)               Transfer Agent provides for periodic, but at a minimum annual, independent testing of the Transfer Agent’s AML and Sanctions Procedures;

(e)                Transfer Agent maintains risk-based internal controls and procedures reasonably designed for conducting ongoing due diligence of Authorized Participants;

(f)                 Transfer Agent has performed the functions it has agreed to perform pursuant to this Supplement.

2.2              Each Fund hereby represents and warrants and, upon the Bank’s request, which generally will not exceed more than one request annually, covenants to certify to the Bank that:

(a)                The Fund understands that the Bank’s AML and Sanctions Program and the Transfer Agent’s AML and Sanctions Procedures were developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder; and

(b)               The Fund shall not take any action to breach or cause the Bank or the Transfer Agent to breach any provisions of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules or regulations, including, but not limited to, those issued and/or promulgated by the United States, the European Union and the United Nations;

(c)                The Fund shall not use the services provided by the Bank and the Transfer Agent under the Agreement or this Supplement to undertake or facilitate any business involving any party subject to sanctions laws, rules or regulations issued and/or promulgated by the United States, the European Union and the United Nations;

(d)               The Fund has in place systems and controls reasonably designed to ensure compliance with clauses (b) and (c) above;

(e)                The Bank and the Transfer Agent shall have no obligation to perform, and shall not be in breach of the Agreement or this Supplement or liable to the Fund for any failure to perform, any activity relating to Authorized Participant accounts, account maintenance activities or other transfer agency or banking activities that: (i) may cause the Bank or the Transfer Agent to breach any provisions of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules or regulations (including, but not limited to, those issued and/or promulgated by the United States, the European Union or the United Nations); and/or (ii) involves dealing with or acting to benefit any party subject to sanctions laws, rules or regulations issued and/or promulgated by the United States, the European Union, and the United Nations;

(f)                 The Fund and its board of directors/trustees agree that none of them will knowingly act or fail to act in a manner that violates or is inconsistent with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules or regulations (including, but not limited to, those issued and/or promulgated by the United States, the European Union or the United Nations);

(g)               The Designated Contact is responsible to act and communicate on behalf of the Fund, which includes any instructions the Fund makes to the Transfer Agent; and

(h)               The Fund shall provide the Bank or the Transfer Agent, promptly upon request, with any documents or other information necessary for the Bank to comply with any applicable anti-money laundering and/or sanctions laws, rules or regulations or any other laws or regulations applicable to it and its affiliates.

3.                  Consent to Examination

3.1              Upon reasonable request, the Transfer Agent will provide, to the extent permitted by law, the Fund with reasonable access to information obtained and held with respect to Authorized Participants or reasonable access to information to satisfy the Fund of the suitability of the Transfer Agent to perform the AML/Sanctions Assistance Functions and of the reliability of the Transfer Agent’s systems and procedures for compliance with applicable U.S. anti-money laundering laws, rules and regulations and applicable sanctions laws, rules and regulations. The Fund will reimburse the Transfer Agent for reasonable expenses incurred in providing such access.

3.2              Each party further understands and acknowledges that the records maintained under the Transfer Agent’s AML and Sanctions Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of the Fund’s AML/Sanctions Assistance Functions.

3.4              In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the AML/Sanctions Assistance Functions may be subject, from time to time, to examination and/or inspection by such Fund’s regulatory authorities. For purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available, during normal business hours, all required records and information concerning the AML/Sanctions Assistance Functions that the Bank performs under this Supplement for review by such regulatory authorities. The Fund shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after the Fund is notified.

3.5              The Transfer Agent shall provide to the Fund, upon reasonable request, (i) a written summary of the Transfer Agent’s AML and Sanctions Procedures, which the Fund may use as written evidence of the Transfer Agent’s suitability to perform the AML/Sanctions Assistance Functions on behalf of the Funds, and (ii) information and documents received and maintained with respect to Authorized Participants or prospective authorized participants to enable the Fund to comply with requests from its regulators or other law enforcement authorities in accordance with relevant laws and regulations.

4.                  No Delegation of The Fund’s Anti-Money Laundering/Sanctions Screening Responsibilities

4.1              The Fund understands and agrees that the Bank’s and the Transfer Agent’s only responsibilities under this Supplement are in performing the AML/Sanctions Assistance Functions as set forth herein and that the Fund is ultimately responsible for ensuring that it is compliant with its own regulatory obligations relative to applicable anti-money laundering and sanctions laws, rules and regulations. For the avoidance of doubt, the Bank and the Transfer Agent shall not be responsible for any other aspect of the Fund’s AML and Sanctions Program or for the overall compliance by the Fund with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, , and the applicable rules and regulations promulgated thereunder, including, but not limited to, any Customer Due Diligence Requirements for Financial Institutions published by FinCEN on May 11, 2018, together or collectively with any amendments thereto, or for the overall compliance by the Fund with any applicable sanctions laws, rules or regulations, or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Bank and the Transfer Agent shall only be responsible for performing the AML/Sanctions Assistance Functions with respect to the ownership of, and transactions in, Creation Units of the Fund for which the Transfer Agent maintains the applicable Authorized Participant information and records.

4.2              The Fund understands and agrees that, notwithstanding the Bank’s agreement to perform the AML/Sanctions Assistance Functions, the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering and sanctions screening and reporting obligations.

5.                  Miscellaneous

5.1              This Supplement to the Agreement supersedes as of the Effective Date Section 1.5 of the Agreement and any prior supplement, amendment or other agreement with respect to the services or functions the Bank and the Transfer Agent shall perform to assist the Fund with respect to the Fund’s AML and Sanctions Program or any other subject matter herein whether oral or written. In all other regards, the terms and provisions of the Agreement between the parties hereto shall continue to apply with full force and effect.

5.2              Either party may terminate this Supplement upon sixty (60) days’ written notice to the other party. Further, this Supplement will terminate automatically upon any termination of the Agreement.

5.3              The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

5.4              Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

5.5              This Supplement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

5.6              This Supplement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

FEDERATED HERMES ETF TRUST

On behalf of each Fund listed on Schedule A

By:
Name:	Lori A. Hensler
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Stefanie B. Mansfield
Title:	Managing Director, Global Relationship Management

Schedule A

LIST OF FUNDS

Federated Hermes ETF Trust (and each series thereof), including:

Federated Hermes Short-Term Corporate ETF

Federated Hermes Short-Term High Yield ETF

Federated Hermes Total Return Bond ETF

Appendix A

PROCEDURES FOR AUTHORIZED PARTICIPANT, UBO AND CONTROLLING PARTY IDENTITY VERIFICATION

The procedures relating to Authorized Participant, UBO and Controlling Party verification prior to the expiration of the thirty (30) calendar day period after the Transfer Agent’s execution of the Authorized Participant Agreement for any new Authorized Participant or the Transfer Agent being notified of or detecting a change to any relevant Authorized Participant, UBO or Controlling Party, are as follow:

•         The Transfer Agent shall provide services in respect of the Authorized Participant and permit the Authorized Participant to transact in the Fund prior to satisfaction of the Authorized Participant, UBO and Controlling Party identity verification requirements.

•         In the event that sufficient information or documentation is not provided with respect to an Authorized Participant or any applicable UBO or Controlling Party within fifteen (15) calendar days of the Transfer Agent’s execution of the Authorized Participant Agreement or the Transfer Agent being notified of or detecting a change to any relevant Authorized Participant, UBO or Controlling Party information, the Transfer Agent shall promptly contact the Fund’s Designated Contact to seek further instructions.

•         In the event that sufficient information or documentation is not provided with respect to the Authorized Participant or any applicable UBO or Controlling Party within thirty (30) calendar days of the Transfer Agent’s execution of the Authorized Participant Agreement or within thirty (30) calendar days of being notified of or detecting a change to any relevant Authorized Participant, UBO or Controlling Party information, the Transfer Agent will promptly inform the Designated Contact of the foregoing circumstances who shall (A) determine for the Fund such other action(s) as may be required by applicable law or regulation and (B) instruct the Transfer Agent on the action(s) the Designated Contact wishes the Transfer Agent to take which may include no action, continuing to accept the Authorized Participant’s order for Creation Units, returning the Authorized Participant’s subscription, or freezing or liquidating the Authorized Participant’s securities or funds. Notwithstanding such Designated Contact instructions, the Bank will take such action as it is required to take under applicable law or the Bank’s AML and Sanctions Program, which may include, but is not limited to, returning the Authorized Participant’s securities or funds, or freezing or liquidating the Authorized Participant’s securities or funds or termination of the Transfer Agent’s relationship with the Fund.

•         The Fund hereby instructs the Transfer Agent to report non-compliant accounts to the Fund’s board of directors, board of trustees, managing member, general partner or similar governing body of the Fund every 30 calendar days.